July 8, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7553

Attention:           Mr. Daniel F. Duchovny

Re:	Forward Industries, Inc.
Soliciting Materials filed pursuant to Rule 14a-12 by Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine, and Darryl Keys
Filed July 1, 2014
File No. 001-34780

Dear Mr. Duchovny:

In response to the request of the staff of the Securities and Exchange Commission (the "Commission") set forth in the staff's letter dated July 2, 2014, I hereby acknowledge that:

a)	I am responsible for the adequacy and accuracy of the disclosure in the filing;

b)	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

c)	I may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Darryl Keys
Participant

July 6, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7553

Attention:           Mr. Daniel F. Duchovny

Re:	Forward Industries, Inc.
Soliciting Materials filed pursuant to Rule 14a-12 by Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine, and Darryl Keys
Filed July 1, 2014
File No. 001-34780

Dear Mr. Duchovny:

In response to the request of the staff of the Securities and Exchange Commission (the "Commission") set forth in the staff's letter dated July 2, 2014, I hereby acknowledge that:

a)	I am responsible for the adequacy and accuracy of the disclosure in the filing;

b)	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

c)	I may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Sangita Shah
Participant

July 7, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7553

Attention:           Mr. Daniel F. Duchovny

Re:	Forward Industries, Inc.
Soliciting Materials filed pursuant to Rule 14a-12 by Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine, and Darryl Keys
Filed July 1, 2014
File No. 001-34780

Dear Mr. Duchovny:

In response to the request of the staff of the Securities and Exchange Commission (the "Commission") set forth in the staff's letter dated July 2, 2014, I hereby acknowledge that:

a)	I am responsible for the adequacy and accuracy of the disclosure in the filing;

b)	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

c)	I may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Howard Morgan
Participant

July 7, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7553

Attention:           Mr. Daniel F. Duchovny

Re:	Forward Industries, Inc.
Soliciting Materials filed pursuant to Rule 14a-12 by Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine, and Darryl Keys
Filed July 1, 2014
File No. 001-34780

Dear Mr. Duchovny:

In response to the request of the staff of the Securities and Exchange Commission (the "Commission") set forth in the staff's letter dated July 2, 2014, I hereby acknowledge that:

a)	I am responsible for the adequacy and accuracy of the disclosure in the filing;

b)	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

c)	I may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Michael Luetkemeyer
Participant

July 7, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7553

Attention:           Mr. Daniel F. Duchovny

Re:	Forward Industries, Inc.
Soliciting Materials filed pursuant to Rule 14a-12 by Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine, and Darryl Keys
Filed July 1, 2014
File No. 001-34780

Dear Mr. Duchovny:

In response to the request of the staff of the Securities and Exchange Commission (the "Commission") set forth in the staff's letter dated July 2, 2014, I hereby acknowledge that:

a)	I am responsible for the adequacy and accuracy of the disclosure in the filing;

b)	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

c)	I may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Eric Freitag
Participant

July __, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7553

Attention:           Mr. Daniel F. Duchovny

Re:	Forward Industries, Inc.
Soliciting Materials filed pursuant to Rule 14a-12 by Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine, and Darryl Keys
Filed July 1, 2014
File No. 001-34780

Dear Mr. Duchovny:

In response to the request of the staff of the Securities and Exchange Commission (the "Commission") set forth in the staff's letter dated July 2, 2014, I hereby acknowledge that:

a)	I am responsible for the adequacy and accuracy of the disclosure in the filing;

b)	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

c)	I may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ N. Scott Fine
Participant

July __, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7553

Attention:           Mr. Daniel F. Duchovny

Re:	Forward Industries, Inc.
Soliciting Materials filed pursuant to Rule 14a-12 by Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine, and Darryl Keys
Filed July 1, 2014
File No. 001-34780

Dear Mr. Duchovny:

In response to the request of the staff of the Securities and Exchange Commission (the "Commission") set forth in the staff's letter dated July 2, 2014, I hereby acknowledge that:

a)	I am responsible for the adequacy and accuracy of the disclosure in the filing;

b)	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

c)	I may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Terence Bernard Wise
Participant